DAVIDSON INVESTMENT ADVISORS, INC.

Investment Adviser Code of Ethics

As of October 15, 2009

I. STATEMENT OF GENERAL POLICY

This Investment Adviser Code of Ethics (“Code”) has been adopted by Davidson Investment Advisors, Inc. (“DIA”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Section 17(j) of the Investment Company Act of 1940 and the rules thereunder (see Appendix).

This Code establishes rules of conduct for all Davidson employees and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that DIA and its employees owe a fiduciary duty to DIA's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by DIA continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (see Appendix), both DIA and its employees are generally prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this standard of conduct involves more than acting with honesty and good faith alone. It means that DIA has an affirmative duty of good faith to act solely in the best interest of its clients.

DIA and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, DIA expects every employee to demonstrate the highest standards of ethical conduct for continued employment with DIA. Strict compliance with the provisions of the Code will be considered a basic condition of employment with DIA.  IA's reputation could be damaged as the result of a securities transaction being considered questionable in light of the fiduciary duty owed to clients. Employees are urged to seek the advice of DIA’s Chief Compliance Officer for any questions about the Code or the application of the Code to individual circumstances.  Employees should understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of DIA in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

II. DEFINITIONS

For the purposes of this Code, the following definitions will apply:

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•
“Advisory representative” shall include any: (a) officer or director of DIA; (b) employee of DIA; (c) other person designated by the Chief Compliance Officer; and (d) other person who provides investment advice on behalf of DIA and is subject to the supervision and control of DIA. An advisory representative shall not include a person who receives no information about current recommendations or trading, or an employee who obtains information in a single instance, infrequently and inadvertently.

•
“Beneficial ownership” will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (see Appendix) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. An advisory representative is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the advisory representative’s household.

•	“Control affiliate” means any entity controlling, controlled by or under common control with DIA.

•
“Reportable security” means any “security” as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Shares issued by open-end registered funds, other than those for which DIA or a control affiliate acts as the investment adviser or principal underwriter; and (v) Shares issued by a unit investment trust if the unit investment trust is invested exclusively in one of more open-end registered funds, none of which are funds where DIA or a control affiliate acts as the investment adviser or principal underwriter.

•
“Security” as defined in Section 202(a)(18) of the Advisers Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

III. STANDARDS OF BUSINESS CONDUCT

DIA places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in DIA and its employees by clients is something the firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and the Investment Company Act and requires that all advisory representatives comply with the various applicable provisions of the Advisers Act, as amended, the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act and Rule 17j-1 under the Investment Company Act (see Appendix) generally require the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained or referred to in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all DIA's advisory representatives as defined herein. These procedures cover transactions in a reportable security in which an advisory representative has a beneficial interest or in accounts over which the advisory representative exercises control. An advisory representative is presumed to be a beneficial owner and presumed to exercise control over securities that are held by his or her immediately family members that share the same household.

Section 206 of the Advisers Act and Rule 17j-1 under the Investment Company Act (see Appendix) make it unlawful for DIA or its agents or employees to:

•	employ any device, scheme or artifice to defraud any client or prospective client;
•	engage in any act, practice of course of business that is fraudulent, deceptive or manipulative; or
•
make any untrue statement of material fact to a Client or prospective Client, or omit to state a material fact necessary to make the statements made to a Client or prospective Client, in light of the circumstances in which they were made, not misleading.

This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and Investment Company Act and rules thereunder.

IV. PROHIBITION AGAINST INSIDER TRADING

General Policy

Please refer to the detailed “Insider Trading” section of the D.A. Davidson & Co Policy and Written Supervisory Procedure Manual, which is incorporated by reference herein (the “Manual”).

In short, advisory representatives may not trade while in possession of material, nonpublic information or communicate such information to others, in violation of the law. Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose advisory representatives and DIA to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, advisory representatives and DIA may be sued by investors seeking to recover damages for insider trading violations.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, clarification regarding a single question can avoid disciplinary action or legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

The rules referred to in this Code apply to securities trading and information handling by advisory representatives of DIA and trading and information related to securities held by advisory representative’s immediate family members sharing the same household. DIA has established specific policies and procedures with respect to securities trading by its employees that should be consulted and reviewed prior to an employee engaging in any securities transaction.

V. PERSONAL SECURITIES TRANSACTIONS

General Policy

DIA has adopted the following principles governing personal investment activities by advisory representatives:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Advisory representatives must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No advisory representative may acquire beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance Officer, who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the advisory representative’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No advisory representative may acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the advisory representative’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Personal Trading

No advisory representative may trade any securities in his or her account without the prior written approval by the President of DIA. In the event the President is unavailable, approval by the CIO or Chief Compliance Officer will be sufficient. To engage in trading in his or her account, the President of DIA will require prior written approval from the Chief Compliance Officer or a designee.

Prior to the execution of a block trade, the Investment Team Member must notify all employees of DIA to suspend all personal transactions within the respective issues. DIA employees may not execute any personal transactions in the identified issues until the trade has been fully executed.  Any orders entered or executed by an employee prior to the completion of the block trade will be subject to trade cancellation, at the employee’s expense.

A personal trading committee has been established comprising Davidson Companies’ Director of Compliance & Chief Compliance Officer, Investment Adviser Compliance Officer and the President of DIA. The committee meets on an as needed basis to discuss DIA personal trading issues. A summary of those meetings is documented.

Pre-Clearance Required For Outside Accounts

All advisory representatives are required to have all personal account(s) held at D.A. Davidson & Co. In the event that certain assets (mutual funds, private equity investments, etc.) are unable to be held at D.A. Davidson & Co., copies of the most recent statement(s) must always be maintained with the Compliance Department. Prior written approval by the President of DIA will be required to open any outside account(s).

VI. GIFTS AND ENTERTAINMENT

Please refer to the “General Employee Policies – Gifts and Gratuities” section of the D.A. Davidson & Co. Policy and Written Supervisory Procedure Manual. Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest.

DIA policy is summarized below:

Gifts to Others

Gifts of anything of value and gratuities to anyone relating to the firm’s business are limited to $100 per year per recipient. This limitation does not include usual business entertainment such as dinners or sporting events where the employee hosts the entertainment. Gifts of tickets to sporting events or similar gifts (where the employee does not accompany the recipient) are subject to the limitations on gifts and gratuities. Such gifts may not be so frequent or so expensive as to raise a suggestion of unethical conduct.  Employees of regulators are also subject to rule limitations regarding gifts to them from broker-dealers and their employees. The Compliance Department should be contacted for guidance before giving gifts to employees of regulators.

Gifts and gratuities are not permitted when given for the purpose of influencing or rewarding the action of a person in connection with the publication of information which has or is intended to have an effect upon the market price of any securities. This does not apply to paid advertising.

Accepting Gifts

Employees may not solicit gifts or gratuities from customers or other persons who have business dealings with DIA. Employees are not permitted to accept gifts from outside vendors currently doing business with the firm or seeking future business without the written approval of the Compliance Department. This policy does not preclude employees from participating in customary business lunches or entertainment events, or from accepting usual business promotional items (caps, T-shirts, pens, etc.) or gifts of nominal (less than $100) value.

VII. PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

Confidential Client Information

In the course of investment advisory activities of DIA, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by DIA to clients, and data or analyses derived from such non-public personal information (collectively referred to as "Confidential Client Information"). All Confidential Client Information, whether relating to DIA's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding DIA's clients is confidential. Confidential Client Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. DIA does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. DIA will require that a financial intermediary, agent or other service provider utilized by DIA (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by DIA only for the performance of the specific service requested by DIA;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over DIA, or as otherwise required by any applicable law; and
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All advisory representatives are prohibited, either during or after the termination of their employment with DIA, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An advisory representative is permitted to disclose Confidential Client Information only to such other advisory representatives who need to have access to such information to deliver DIA's services to the client.

Advisory representatives are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with DIA, must return all such documents to DIA.

Any advisory representative who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Privacy Policy

As a registered investment adviser, DIA and all advisory representatives, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P (see Appendix), DIA has adopted policies and procedures to safeguard the information of natural person clients.  Please refer to the Manual for a description of DIA’s privacy policy, which is incorporated by reference herein.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing DIA's confidentiality and privacy policies and is also responsible for conducting appropriate employee training as necessary to ensure adherence to these policies. Any exceptions to this policy require the written approval of the Chief Compliance Officer.

VIII. SERVICE AS DIRECTOR

No advisory representative may serve on the board of directors of any publicly traded company without prior authorization from the Chief Compliance Officer or designee. Any such approval must be based on a determination that such board service would be consistent with the interest of DIA's clients. Where a person is approved to serve in such a capacity, DIA shall implement an information barrier or other appropriate procedure to isolate such person from making decisions relating to the securities of the company for which the person serves.

IX. COMPLIANCE PROCEDURES

Reporting Requirements

Every advisory representative shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer or a designee that must contain the information described below.

1. Initial Holdings Report

Every advisory representative shall, no later than ten (10) days after the person becomes an advisory representative, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the advisory representative had any direct or indirect beneficial interest ownership when the person becomes an advisory representative;

•
The name of any broker, dealer or bank, account name, number and location with whom the advisory representative maintained an account in which any securities were held for the direct or indirect benefit of the advisory representative; and

•	The date that the report is submitted by the advisory representative.

The information submitted must be current as of a date no more than 45 days before the person became an advisory representative. As the Code was adopted as of August 11, 2008, initial holding reports will be based on information no earlier than June 27, 2008.

2. Annual Holdings Report

Every advisory representative shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than 45 days before the annual report is submitted.

3. Quarterly Transaction Reports

Every advisory representative must, no later than 30 days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the advisory representative had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the advisory representative.

A. Exempt Transactions

An advisory representative need not submit a report with respect to:

•	Transactions effected for, or reportable securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan;
•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that DIA holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

B. Fund Purchase Exclusion

For purposes of this Code of Ethics, under no circumstances shall any fund for which DIA provides administrative, distribution or investment advisory services have its own portfolio transactions, accounts or holdings be subject to the account transaction or holdings reporting, pre-clearance or other requirements of this Code of Ethics. This exclusion is necessary to address the situation where a fund’s own portfolio transactions, accounts and holdings technically could be subject to the account, transaction or holdings reporting, preclearance and other requirements in this Code of Ethics. This result would serve no protective purpose for a fund and its shareholders, but could prevent a fund from engaging in beneficial transactions on a timely basis and would otherwise have inappropriate and burdensome effects.

4. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with DIA's policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of advisory representatives regarding personal securities trading. Advisory representatives are required to cooperate with such inquiries and any monitoring or review procedures employed by DIA.

X. CERTIFICATION

Initial Certification

All advisory representatives will be provided with a copy of the Code (which may be provided electronically) and must certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to abide by the Code. A copy of the Code will be published on the DIA Intranet.

Acknowledgement of Amendments

All advisory representatives will receive any amendments to the Code (which may be provided electronically) and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification and Report

All advisory representatives must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; and (ii) complied with all requirements of the Code.

At least annually, the President, CCO, or a designee must furnish a written report to the board of directors of any registered investment company for which DIA provides investment advice. The report shall describe any issues arising under the Code or procedures that DIA has in place that are designed to prevent the misuse of material, nonpublic information. The report shall cover the period since the previous report to the board, and should include, but be not limited to information about material violations of the Code or the procedures and sanctions imposed in response to such material violations. The report, additionally, shall certify that DIA has adopted procedures reasonably necessary to prevent advisory representatives from violating the Code.

Further Information

Advisory representatives should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

XI. RECORDS

The Chief Compliance Officer or designee shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 and Investment Company Act Rule 17j-1 (see Appendix) which is or has been in effect during the past five years;
•	A record of any violation of DIA's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an advisory representative which will be retained for five years after the individual ceases to be an advisory representative of DIA;

•
A copy of each report provided to DIA pursuant to Section IX of this Code, Advisers Act Rule 204A-1, and Investment Company Act Rule 17j-1 (see Appendix), including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all people who are, or within the preceding five years have been, advisory representatives, such records commencing on February 1, 2005;
•
A record of any decision and reasons supporting such decision to approve an advisory representative’s acquisition of securities in IPOs and limited offerings within the past five years from the end of the fiscal year in which such approval is granted; and

•
A copy of each written report provided to the board of directors of any registered investment company for which DIA provides investment advice must be maintained for at least five years after the end of the fiscal year in which the report was made.

XII. REPORTING VIOLATIONS AND SANCTIONS

All advisory representatives shall promptly report to the Chief Compliance Officer or a designee all apparent violations of the Code.

The Chief Compliance Officer shall promptly report to senior management and the General Counsel of Davidson Companies all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act (see Appendix), he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

APPENDIX

List of links for Rules and Sections referred to in the text of the Code of Ethics:

1.	Investment Advisers Act of 1940, Section 202(a)(18):
http://www.law.uc.edu/CCL/InvAdvAct/sec202.html

2.	Investment Advisers Act of 1940, Section 204A:
http://www.law.uc.edu/CCL/InvAdvAct/sec204a.html

3.	Investment Advisers Act of 1940, Section 206:
http://www.law.uc.edu/CCL/InvAdvAct/sec206.html

4.	Investment Advisers Act of 1940, Rule 204A-1:
http://www.sec.gov/rules/final/ia-2256.htm

5.	Investment Company Act of 1940, Rule 17j-1:
http://www.law.uc.edu/CCL/InvCoRls/rule17j-1.html

6.	SEC Regulation S-P:
http://www.sec.gov/rules/final/34-42974.htm

7.	Securities Exchange Act of 1934, Rule 16a-1(a)(2):
http://www.law.uc.edu/CCL/34ActRls/rule16a-1.html